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                                                                   EXHIBIT 10.12
                                                                   -------------

          THIS SPONSORED RESEARCH AGREEMENT ("Agreement" or "Sponsored Research Agreement") dated as of April 1, 1998 (the "Effective Date") is entered into by and between GENVEC, INC., a Delaware corporation ("Sponsor"), and CORNELL UNIVERSITY, a not-for-profit educational institution having corporate powers under the laws of the State of New York ("University"), for its Medical College ("Medical College").

                                  WITNESSETH:

          WHEREAS, the Sponsor and the University have previously entered into that certain Sponsored Research Agreement effective as of May 18, 1993 (the "Prior Sponsored Research Agreement"), pursuant to which Sponsor supported preclinical research and clinical research at the Medical College in connection with Gene Therapy (as defined in Appendix 1 hereto), which relationship the parties wish to extend;

          WHEREAS, the Gene Therapy research project that is to be conducted at the Medical College with the support of the Sponsor is to be jointly supervised by Ronald G. Crystal, M.D. ("Dr. Crystal"), a Professor of Medicine at the Medical College and a paid consultant and equity holder of the Sponsor and Chairman of the Sponsor's Scientific Advisory Board, and by the Medical College's Chairman of the Department of Medicine (currently Ralph L. Nachman, M.D. ("Dr. Nachman")), all as permitted by and in accordance with applicable Laws and University Policies (as defined in Appendix 1 hereto);

          WHEREAS, the Sponsor has entered into an Amended and Restated Exclusive License Agreement in the form attached as Exhibit A hereto ("License Agreement") with the Cornell Research Foundation, Inc. ("Foundation"), a wholly owned subsidiary of the University;

          WHEREAS, the Gene Therapy discoveries and inventions made during the course of the Sponsored Research (as defined in Appendix 1 hereto), as contemplated by this Agreement, are of mutual interest and benefit to the University and to the Sponsor, will further instructional and research objectives of the University in a manner consistent with its status as a not-for-profit tax-exempt educational institution, and may constitute benefits for both the Sponsor and the University (including, without limitation, the Medical College) through inventions, improvements, and discoveries;

          NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree to the following:

1.   DEFINITIONS

     Capitalized terms used in this Agreement and set forth in Appendix 1 hereto shall have the meanings set forth in such Appendix 1.

2.   SCOPE AND PERFORMANCE OF WORK

[*]=CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
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     The University shall commence the performance of the Sponsored Research on the Effective Date, and, concurrently with compliance by Sponsor with all terms (including payment terms) of this Agreement, agrees to use reasonable efforts to perform the Sponsored Research in accordance with the terms and conditions of this Agreement.

3.   PRINCIPAL INVESTIGATORS

     3.1  SUPERVISION OF THE SPONSORED RESEARCH

          As described in the Crystal Appointment Letter, Dr. Crystal and the Chairman shall jointly supervise the Sponsored Research. Initial (including "Phase I", and/or "Phase I/II", if approved by the Medical College) human feasibility trials with respect to the Sponsored Research may take place at the University (including the Medical College), at affiliated hospitals, clinics, or other institutions affiliated with the Medical College, under the direction of the Principal Investigators. Any Phase II and Phase III trials will take place entirely under the supervision of independent investigators who are not and have not been associated with the Sponsored Research. The parties hereto acknowledge and agree that the Crystal Appointment Letter has been approved by the Medical College, the University, The New York Hospital, and all applicable internal review boards of such bodies, including, without limitation, those charged with responsibility for administration of the University's conflict of interest policies, as of the date of this Agreement, subject, however, to any changes in such approvals and policies as the University or such other entities or boards may determine to be necessary or advisable.

     3.2  CHANGE IN PRINCIPAL INVESTIGATORS

          In the event that Dr. Crystal dies, becomes disabled such that he cannot continue his employment at the Medical College, terminates his employment at the Medical College, or his employment at the Medical College is otherwise terminated, either party to this Agreement shall have the option to terminate this Agreement and the Sponsored Research in the manner provided in Section 8. If Dr. Nachman dies, becomes disabled such that he cannot continue his employment at the Medical College, terminates his employment at the Medical College, or his employment at the Medical College is otherwise terminated, or otherwise is unable or unwilling to continue to serve as co-Principal Investigator with respect to the Sponsored Research, the successor to Dr. Nachman as Chairman shall serve as co-Principal Investigator with Dr. Crystal, unless the University shall have designated another member of its faculty reasonably acceptable to Sponsor and to Dr. Crystal to serve as the co-Principal Investigator with Dr. Crystal; provided, however, that if such Chairman or other faculty member has any consulting or other commercial relationship with a competitor of Sponsor in the gene therapy field, the University, upon notice of objection from Sponsor, shall designate another member of its faculty, reasonably acceptable to Sponsor and Dr. Crystal, without such relationship, to serve as co-Principal Investigator.

4.   PERIOD OF PERFORMANCE

          The period of performance under this Agreement will terminate on April 1, 2002, unless earlier terminated pursuant to this Agreement or extended by written agreement of the parties.

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5.   PAYMENTS

     5.1  SPONSOR PAYMENTS

          The Sponsor agrees to make payments to the University (on behalf of the Medical College) for certain costs of the Sponsored Research in accordance with the payment schedule attached as Exhibit B hereto ("Sponsor Payments"), subject to and in accordance with the terms of this Agreement. Sponsor Payments shall be used over the term of this Agreement for the rental of space for Dr. Crystal's laboratory, the purchase or rental of the substantial portion of the equipment in such laboratory, a portion of Dr. Crystal's salary from the University, general research support for preclinical feasibility projects and clinical evaluation of Gene Therapy technology (excluding Phase II and Phase III studies), and related matters, including support of other members of Dr. Crystal's laboratory (all of whom will be employees of the University). The aggregate amount of the Sponsor Payments shall be Five Million Seven Hundred Thousand Dollars ($5,700,000), unless the parties agree otherwise pursuant to
Section 5.2. All checks (or electronic funds transfers) shall be made payable to Cornell University Medical College and sent to the address specified in
Section 19.6. Within ninety (90) days after termination of this Agreement, the University shall submit a final financial report setting forth costs incurred. The report shall be accompanied by a check in the amount, if any, of the excess of Sponsor Payments received by the University over costs actually incurred by or on behalf of the University in connection with the Sponsored Research.

     5.2  ADDITIONAL PAYMENTS

          It is agreed to and understood by the parties that the aggregate amount of the Sponsor Payments is an estimate of the cost of the Sponsored Research, but that the Sponsor shall not be liable for any payments or costs in excess of the Sponsor Payments unless the Sponsor shall have previously agreed in writing to provide additional funds. Funding for work to be performed during a period beyond that set forth in Section 4, or for work in addition to the Sponsored Research, shall be agreed to by the Sponsor and the University in writing prior to the initiation of any such work.

     5.3  UNIVERSITY BOOKS AND RECORDS

          The University shall maintain records and books of account relating to this Agreement in accordance with its normal course of business, University Policies, and prevailing University accounting practices, and shall make such records and books available to Sponsor upon reasonable notice during normal business hours, but not more frequently than once every four (4) months.

          The University shall maintain scientific records that will properly reflect all work done, and data and results achieved in the performance of the Sponsored Research (including all data in the form required under any applicable governmental regulations) in a manner sufficient to establish the dates of first conception and reduction to practice of any inventions.

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     5.4  SPONSOR PAYMENTS

          Any funds paid to the University pursuant to the Prior Sponsored Research Agreement which were not expended as of the Effective Date hereof shall be used to support the Sponsored Research subject to this Agreement. Such funds shall be additional to the payments due pursuant to Section 5.1, but otherwise shall be treated as Sponsor Payments for all purposes of this Agreement.

     5.5  OTHER FUNDS

          The University shall not use funds from any commercial third party to support any aspect of the Sponsored Research without the prior written consent of Sponsor.

6.   INVENTIONS AND PATENTS

          The Medical College shall disclose all Sponsored Research Intellectual Property Rights to the Sponsor as promptly as practicable upon receipt of such disclosure, but in no event later than * after the inventor discloses it in writing to the Medical College personnel responsible for patent matters. The Principal Investigators shall ensure that all such Sponsored Research Intellectual Property Rights are promptly disclosed to the Medical College in writing. The disclosure to the Sponsor shall be in the form of a written report and shall identify the inventor(s) and this Agreement as being that under which such invention was made. Such report shall be sufficiently complete in technical detail to convey a clear understanding, to the extent known at the time of the disclosure, of the nature, purpose, operation, and the physical, chemical, biological, or electrical characteristic of the invention. To afford the parties a reasonable opportunity to preserve their intellectual property rights, without the parties' written consent neither the Medical College nor the Sponsor shall disclose such Sponsored Research Intellectual Property Rights to third parties for at least * days after the date of such disclosure to the Sponsor pursuant to this Section 6; provided that during such * day period and thereafter the Sponsor may disclose such Sponsored Research Intellectual Property Rights to a corporate partner of Sponsor which is entitled to a sublicense of all or part of the Sponsored Research Intellectual Property Rights, if such corporate partner and Sponsor have a written agreement of confidentiality consistent with the provisions hereof. Any disclosures made pursuant to this Section 6 shall also comply with Section 10 hereof with respect to any proposed publication, sale, or public use of the invention and shall disclose whether a manuscript describing the invention has been prepared and is proposed to be submitted for publication or presentation. Title to reported inventions will be held in accordance with Section 16.1. Within * of receipt of the invention report, the Sponsor may notify the University, in writing, that it elects to license such reported invention to the extent permitted by, and in accordance with the terms of, the License Agreement. Notwithstanding this
Section 6 or any other provision of this Agreement, however, except to the extent the same are included within Sponsored Research Intellectual Property Rights, the parties agree that this Agreement does not authorize or compel the disclosure to the Sponsor of information regarding research designs, methods, proposals, findings, or similar information or data of investigators (or other University employees) not employed in Dr. Crystal's laboratory and under the joint supervision of Dr. Crystal and the Chairman (even though the Sponsor's funds may have been used to provide ancillary noninventive services or equipment to such inventor or other employee).

7.   PROPRIETARY INFORMATION

          The Medical College's acceptance and use of any proprietary information or proprietary biological materials that may be supplied by the Sponsor in the course of this research project shall be subject to the following:

          (i) The Sponsor shall mark or designate in writing the information or biological materials as being proprietary to the Sponsor or, where appropriate, to a sublicensee of Sponsor.

          (ii) The Medical College retains the right to refuse to accept any such information or biological materials that it does not consider to be essential to the completion of the Sponsored Research or that it believes to be improperly designated, for any reason.

          (iii) Where the Medical College does accept such information, it agrees to use reasonable efforts not to publish or otherwise reveal the information to others outside the Medical College without the permission of the Sponsor, unless the information has already been published or disclosed, or the information has already been independently developed, in each case by third parties or is or are required to be disclosed or delivered by order of a court of law or regulatory agency.

          (iv) Where the Medical College does accept such biological materials, their use shall be subject to the terms of the Material Transfer Agreement entered by Sponsor and the Medical College effective December 19, 1996 (the "Material Transfer Agreement"), a copy of which is attached hereto as Exhibit C.

8.   TERMINATION

     8.1  TERMINATION EVENTS

          This Agreement may be terminated (prior to the expiration of its term pursuant to Section 4) at any time by one party, upon written notice to the other party, upon the occurrence of any of the following events:

          (i) either party may terminate the Agreement if Dr. Crystal dies, becomes disabled such that he cannot continue his employment at the Medical College, terminates his employment at the Medical College, or his employment at the Medical College is otherwise terminated;

          (ii) either party may terminate the Agreement if, in the reasonable judgment of the terminating party, termination is necessitated by reason of a change in Laws; provided, however, that the Sponsor shall not use as a ground of termination such a change which could be cured by a revision of Dr. Crystal's relationship with the Sponsor;

          (iii) a party may terminate the Agreement if it has a reasonable basis to believe that the other party has engaged in unlawful, unethical, or seriously inappropriate conduct such that continued performance of the Agreement would affront legitimate interests of the terminating party; or

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          (iv)  a party may terminate the Agreement if the other party has committed a material breach of the terms of this Agreement or the License Agreement and has failed to remedy such breach within ten (10) days in relation to a payment-related breach, and thirty (30) days in relation to other breaches, following written notice thereof. For purposes of this Section 8, a failure by the Sponsor to make any payment required pursuant to Section 5 shall be deemed a material breach.

          (v) In the event that a party intends to terminate the Agreement under Section 8.1(ii), (iii) or (iv), the party shall give written notice to that effect to the other party, which notice shall effect forthwith suspension of future performance of the Agreement. The party so notified may initiate arbitration under Section 19.5, by filing a request for arbitration with the American Arbitration Association, not later than ten (10) days thereafter, and termination shall occur if (a) arbitration is not so initiated, or (b) the arbitrator finds that termination was reasonable.

          (vi) Sponsor may provide notice of termination any time for any reason after October 1, 1999, and in any such case, such termination will be effective twelve (12) months thereafter.

     8.2  TERMINATION CONSEQUENCES

          In the event of early termination of this Agreement by the Sponsor pursuant to Section 8.1, or by the University pursuant to Section 8.1(ii),
(iii), or (iv), the Sponsor shall remit to the University funds in payment of
(a) all internal and external costs and non-cancelable obligations, including future costs and obligations, incurred as of the date of termination by the University incident to the Sponsored Research (including, without limitation, rent, personnel costs, facilities costs, and other costs) until such time as the University, exercising its best efforts, shall eliminate such costs (or utilize such personnel and facilities in other endeavors), and (b) any other amounts that have accrued under this Agreement as of the date of such termination. With respect to all payments by the Sponsor required by this Section 8.2, in no event shall the liability of the Sponsor for Sponsor Payments in connection with the Sponsored Research exceed One Million Four Hundred Twenty-Five Thousand Dollars ($1,425,000) or such other amount as the parties hereto have agreed upon pursuant to Section 5. Any and all Sponsored Research Intellectual Property Rights conceived or reduced to practice or otherwise developed prior to the effective date of such termination shall remain subject to the terms of the License Agreement, which shall remain in effect until and unless terminated under its terms.

9.   PUBLICITY

          The parties acknowledge their mutual intention to announce major scientific discoveries to the public on a prompt and cooperative basis, consistent with the terms of this Section 9 and other provisions of this Agreement. The parties agree that neither the University nor any employee thereof shall in any way promote, or participate or be used or referred to in connection with the promotion of the Sponsor or any of Sponsor's products, securities, or marketing efforts, and that neither party shall use the existence or terms of this Agreement, any results of the Sponsored Research, or the name of the other party (or any employee or affiliate thereof) in any public disclosure, advertising, news release, or other statement that is or may become public or available to a third party, in each case except as and to the extent
(i) required by Laws (including Securities Laws), (ii) permitted by Section 10,
(iii) permitted
by Section 6, or (iv) with the prior written consent of, and only to the extent approved by, the other party (which consent shall, in the case of the University, be signed by the Dean of the Medical College and by University counsel). Notwithstanding the above, once a particular disclosure has been approved, either party may make disclosures which do not differ materially therefrom without any further consents of the other party; provided, however, that the disclosing party shall give prior notice of subsequent disclosures which, in addition to the information contained in the earlier disclosure, contains information subject to this Agreement which has not been previously disclosed; and provided, further, that after approval of a disclosure has been given, the approving party may at any time with written notice to the other party withdraw its approval of a particular disclosure prior to its release, which withdrawal shall be effective immediately. With respect to the requirements of Securities Laws, counsel to the underwriters or placement agents of Sponsor's securities may advise Sponsor that Sponsor may be required to disclose material terms of this Agreement and the License Agreement. In such event, Sponsor shall so notify the University within a reasonable time prior to such disclosure, and the University shall have the opportunity to dissuade such counsel of the need for such disclosure. With respect to any such prospective disclosure, Sponsor shall use its reasonable efforts, unless the University otherwise consents, not to use the name of the University, and to seek "Confidential Treatment" under applicable Securities and Exchange Commission rules and procedures with respect to any terms of this Agreement and the License Agreement for which the University wishes to obtain confidential treatment. Laboratory personnel, including Dr. Crystal, will not engage in solicitation of the sale of securities of Sponsor, but may, to the extent that doing so does not, in the University's judgment, unreasonably interfere with their work, participate in connection with the due diligence investigations of potential investors and underwriters of securities of Sponsor in describing the Gene Therapy research and may, to the same extent, respond to questions from such persons.

10.  PUBLICATIONS

     10.1  RIGHT TO PUBLISH; PROCEDURES

           The University shall have the right, subject to compliance with the provisions of this Agreement, at its discretion to release information or to publish any material resulting from the Sponsored Research, and the Sponsor agrees that the Principal Investigators and other researchers engaged in the Sponsored Research shall be permitted to present at national, regional and other professional meetings and symposia, and to publish in journals, theses or dissertations, or other materials of their own choosing, the progress and results of the Sponsored Research. The University agrees to furnish the Sponsor with a copy of any proposed written publication at least * in advance of the submission of such proposed publication or other written description of research results to a journal, editor or other third party, in order for the Sponsor to have an opportunity to begin to seek appropriate legal protection for the subject matter contained in the proposed publication or description. If due to a valid business reason or a reasonable belief by the non-disclosing Party that a disclosure relating to the Sponsored Research contains subject matter for which a patent should be sought, then prior to the expiration of the * the non-disclosing party shall so notify the disclosing party, who shall then delay public disclosure of the information for an additional period of up to * to permit the preparation of filing of a patent application on the subject matter to be disclosed or other action to be taken. The Sponsor shall cooperate with the University and the Foundation, at their request, in the patenting process.

     10.2  ACKNOWLEDGMENT OF THE SPONSOR

           The Sponsor will be given full credit and acknowledgment for the support provided to the University in any publication resulting from the Sponsored Research, to the extent Sponsor consents to such credit or acknowledgment, or such publication requires the same, or the University desires to list Sponsor in any reports of University's sponsored research projects.

11.  REPORTS AND CONFERENCES

     11.1  PROGRESS AND FINAL REPORTS TO THE SPONSOR

           The University shall furnish the Sponsor letter reports during the term of this Agreement summarizing the work conducted with respect to the Sponsored Research, no more frequently than once every four (4) months. A final written report setting forth and detailing the accomplishments and significant findings shall be submitted by the University within * of the termination of this Agreement.

     11.2  MEETINGS BETWEEN THE UNIVERSITY AND THE SPONSOR

           During the term of this Agreement, representatives of the University will meet with representatives of the Sponsor at times and places mutually agreed upon to discuss the progress and results, as well as ongoing plans, or changes therein, of the Sponsored Research to be performed hereunder. The Sponsor shall reimburse the University for all reasonable out-of-pocket expenses incurred by the University and University employees in connection with any such meetings that are held at locations other than the Medical College.

12.  CHANGES

           Anything in this Agreement to the contrary notwithstanding, Sponsor and the Medical College may at any time amend or extend the Sponsored Research by mutual written agreement (which, in the case of the Medical College, shall be signed by the Dean of the Medical College), and incorporate such amendment as an attachment and exhibit to this Agreement. Such changes may include, but are not limited to, (i) revising (including, without limitation, additions to or deletions from) the work included in the Sponsored Research, (ii) revising the period or schedule of performance under Section 4 or as set forth in Exhibit B, or (iii) increasing or decreasing the Sponsor Payments. Upon any such change, the parties shall immediately use their best efforts to take all necessary steps to comply therewith.

13.  SPONSOR MATERIALS

           Upon the request of the Medical College, the Sponsor agrees to accept the return of unused portions of any drugs, chemicals, and other materials supplied by the Sponsor in connection with the Sponsored Research or Biological Materials provided pursuant to the Material Transfer Agreement ("Sponsor Materials"), including the containers in which the Sponsor Materials are shipped, provided that the Sponsor Materials and containers are properly labeled. The Sponsor agrees to furnish the

Medical College with sufficient information regarding all such Sponsor Materials to permit reasonable interpretation of the results obtained in the Sponsored Research and to identify precautions needed to help protect the health and safety of personnel using the Sponsor Materials. The Sponsor agrees to indemnify and defend the University (including, without limitation, the Medical College), affiliated hospitals, clinics, and other institutions affiliated with the Medical College, and the officers, trustees, agents, and employees of each of them, and hold them harmless from any and all injury, illness, death, property damage, claim, lawsuit, judgment thereon, or cause of action that results either in whole or in part from the use of the Sponsor Materials (each a "Claim"), not arising from the indemnified party's gross negligence or willful misconduct, if such use was pursuant to Sponsor's directions or was reasonable under the circumstances. The University shall promptly notify Sponsor of any such Claim for which the University intends to claim indemnification, and cooperate fully with Sponsor and its attorneys in the investigation, conduct, defense and settlement of any such Claim.

14.  INDEMNIFICATION

           The Sponsor agrees to indemnify and defend the University (including the Medical College), and affiliated hospitals, clinics, or other institutions affiliated with the Medical College, and the officers, trustees, agents, and employees of each of them, and hold them harmless from any and all costs, expenses, and damages, not arising from the indemnified party's gross negligence or willful misconduct, arising out of any injury, illness, death, property damage, claim, lawsuit, judgment thereon, or cause of action (each, a "Claim") to the extent that these result either in whole or in part from action or inaction on the part of, or on behalf of, the Sponsor in connection with the conduct of the Sponsored Research. The University shall promptly notify Sponsor of any such Claim for which the University intends to claim indemnification, and cooperate fully with Sponsor and its attorneys in the investigation, conduct, defense and settlement of any such Claim.

15.  INSURANCE

           Within thirty (30) days after the date of this Agreement, the Sponsor shall provide to the University evidence that the Sponsor has liability insurance of at least five million dollars ($5,000,000). Such evidence shall be in the form of a certificate of insurance or, in the case of self-insurance, a letter accompanying the Sponsor's audited financial statements in which an authorized official of the Sponsor certifies that the Sponsor has sufficient assets to cover potential costs and losses that might arise in connection with the Sponsor's obligations hereunder.

16.  TITLE TO EQUIPMENT, RESEARCH DATA AND INTELLECTUAL PROPERTY RIGHTS

     16.1  PROPERTY OF THE UNIVERSITY

           Title to all (a) equipment, laboratory animals, and other materials or property purchased or manufactured in the performance of the Sponsored Research (collectively, "Research Equipment") funded under this Agreement and research data (including, without limitation, data contained in any publication made pursuant to Section 10 hereof and resulting from the Sponsored Research) shall vest in the University and shall remain the property of the University in a manner consistent with University Policies and customs with respect thereto, and
(b) any intellectual property first conceived or discovered in the performance of the Sponsored Research shall vest in accordance with the then-prevailing United States laws of inventorship. The Sponsor shall have the right to receive and use, subject to the applicable terms of the License Agreement, breeding pairs of animals and other biological materials developed in connection with the Sponsored Research and copies of any research data relating to the Sponsored Research on reasonable request and notice, and upon reimbursement by the Sponsor of the University's reasonable costs incurred in connection with copying and providing such research data, animals and other biological materials to the Sponsor. Copyright to materials, including computer software, first created during the performance of the Sponsored Research work funded under this Agreement shall vest in accordance with the University's copyright policy, and the Sponsor shall have no rights thereto, except to the extent provided in the License Agreement.

     16.2  GOVERNMENT RIGHTS

           An agency of the U.S. Government may have certain rights in an invention first conceived or discovered during the performance of the Sponsored Research work funded under this Agreement. The University will use reasonable efforts to perfect its ownership in any invention made with funds provided by any government agency and to comply with applicable law in maintaining such rights and to make available to the Sponsor any rights in such invention.

17.  ACKNOWLEDGMENT AND UNDERTAKING RESPECTING DR. CRYSTAL

           Sponsor hereby acknowledges that it has been informed of the terms and conditions of the employment of Dr. Crystal at the Medical College, as set forth in the Crystal Appointment Letter (including, without limitation, paragraphs 1A-N and the other provisions of Appendix A thereto), and Sponsor agrees that it will use reasonable care such that nothing requested by Sponsor of Dr. Crystal will violate any of the duties or obligations of Dr. Crystal to the University. Nothing in this Agreement or in the License Agreement, or in any agreement, undertaking, or understanding to which the Sponsor is party, shall impair the rights of the University or the Principal Investigators to determine the nature of performance of Sponsored Research, or Dr. Crystal's other research at the University, in a manner consistent with University Policies. The University undertakes to notify Sponsor of any changes in the terms and conditions of Dr. Crystal's employment material to Sponsor, in the University's reasonable judgment.

18.  ENFORCEMENT OF UNIVERSITY RULES AND THIS AGREEMENT

           The University shall use its best efforts to enforce observance by all University personnel engaged in the Sponsored Research with respect to University Policies. The Sponsor shall cooperate with University in complying with University Policies and applicable Laws. The University shall use reasonable efforts to enforce observance, by all University personnel engaged in the Sponsored Research, of this Agreement.

19.  OTHER PROVISIONS

     19.1  CONTINUED APPLICABILITY OF CRYSTAL APPOINTMENT LETTER

           Nothing in this Agreement shall be deemed to modify or supersede the Crystal Appointment Letter (including, without limitation, paragraphs 1A-N and the other provisions of Appendix A thereto) all of which the parties acknowledge.

     19.2  NO CONFLICTS

           The Sponsor represents and covenants that there are no obligations, undertakings, representations, warranties, covenants, conditions, rights, recitals or other statements by or applicable to the University, Dr. Crystal, or the Sponsored Research (collectively, "Terms") contained in any of its arrangements, understandings or agreements with Dr. Crystal (collectively, the "Other Arrangements") that Conflict with any Terms of this Agreement. For purposes of this Agreement, the word "Conflict" shall include, without limitation, any case in which (1) performance of a Term in one agreement would result in a breach or violation of any present or future agreement or obligation, written or oral, in connection with a Term in another agreement, and
(2) a Term in one agreement could not be carried out as a legal and/or practical matter consistently with a Term of another agreement absent an amendment to, waiver of, or potential liability under, such other agreement. The Sponsor covenants and agrees that it will not knowingly cause or permit any Conflict to exist between a Term of this Agreement, on the one hand, and a Term of any Other Agreement, on the other hand, and that, insofar as any Conflict exists at any time, the Sponsor will seek to cause such Conflicting Term in the Other Agreement to be waived, amended or rendered null and void, to the extent necessary to remedy the Conflict.

     19.3  NO AGENCY

           Neither party is authorized or empowered to act as an agent for the other for any purpose. Neither party shall, on behalf of the other, enter into any contract, warranty, or representation as to any matter. Neither party shall be bound by the acts or conduct of the other.

     19.4  FORCE MAJEURE

           Neither the University nor the Sponsor shall be liable for any failure to perform as required by this Agreement, to the extent such failure to perform is caused by any reason beyond the control of the University or the Sponsor, as applicable, or by reason of any of the following occurrences, labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for full performance, civil disorders or commotions, acts of aggression, floods, earthquakes, acts of God, energy or other conservation measures, explosion, failure of utilities, mechanical breakdowns, material shortages, disease or other such occurrences (collectively, "Force Majeure Conditions"); provided, however, that nothing in this Section
19.4 shall excuse any delay or failure on the part of the Sponsor to make the Sponsor Payments on a timely basis pursuant to the terms of this Agreement. In the event of any delayed or excused performance pursuant to this Section 19.4, the party or parties whose performance was delayed or excused shall use reasonable efforts to perform as promptly and fully as practicable, and the parties shall take all other reasonable and cooperative steps to effectuate the transactions contemplated by this Agreement. If one or more Force Majeure Conditions cause the University to be unable to conduct Sponsored Research for at least two consecutive weeks, the obligation of Sponsor to make Sponsor Payments shall be diminished by * for each such week. In the event that there are more than * weeks, either party may elect to terminate the Agreement under the provisions of Section 8.1(iv), as if such circumstance were a material breach thereunder and as if the University were the terminating party thereunder.

     19.5  ARBITRATION

           Any dispute arising out of or relating to this Agreement or any breach of this Agreement, including, without limitation, any disagreement by the terminated party with respect to termination of this Agreement pursuant to Sections 8.1(ii), (iii) or (iv) shall be submitted to and determined in binding arbitration, which shall be conducted in accordance with the then-current rules and procedures of the American Arbitration Association, subject to the provisions of this Section 19.5. The arbitration shall be conducted before and by a single neutral arbitrator with relevant expertise selected by the parties. If the parties have not selected an arbitrator within * after delivery to the other party of one party's written demand for arbitration, the arbitrator shall be selected by the American Arbitration Association pursuant to then-current rules of that Association. The arbitrator shall have authority to fashion such just, equitable and legal relief as he, in his sole discretion, may determine, including, without limitation, specific performance, injunctive or other equitable relief. Each party shall bear all its own expenses of arbitration and shall equally share the costs (i.e., arbitrators fees and administrative charges) of conducting the arbitration. All arbitration proceedings shall be conducted in New York, New York. The parties shall abide by the terms of any arbitration award as final and binding under the prevailing rules of said Association, and judgment upon the award may be had in any court having jurisdiction. The duty to arbitrate shall survive the cancellation or termination of this Agreement.

     19.6  NOTICES

           All notices, demands, requests or other communications which may be or are required to be given, served, or sent by the University or the Sponsor pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by courier), sent by recognized overnight courier service, mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telex or facsimile transmission, addressed as follows:

          (i)  If to the University:

               Senior Associate Dean for Research
                 and Sponsored Programs
               Cornell University Medical College
               Room A131
               1300 York Avenue
               New York, New York 10021

               Telephone: (212) 746-6020
               Facsimile: (212) 746-6938

               With a copy (which shall not constitute notice) to:

               Office of University Counsel
               Cornell University Medical College
               1300 York Avenue
               New York, New York 10021

               Telephone: (212) 746-0463
               Facsimile: (212) 746-0495

          (ii) If to the Sponsor:

               President
               GENVEC, INC.
               12111 Parklawn Drive
               Rockville, MD  20852

               With a copy to:  Vice President, Corporate Development

               Telephone:  (301) 816-0396
               Facsimile:  (301) 816-0085

Notwithstanding the foregoing, each party may designate by notice in writing a new address or facsimile number to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication which shall be delivered, sent, mailed, or transmitted in the manner described above, shall be deemed sufficiently given, served, sent, or received for all purposes at such time as it is delivered to the addressee (with an affidavit of personal delivery, the return receipt, the delivery receipt, or (with respect to a telex or facsimile) the answer back being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     19.7   SURVIVAL

            It is the express intention and agreement of the parties that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement.

     19.8   WAIVER

            Neither the waiver by either party of a breach of or a default under any of the provisions of this Agreement, nor the failure of a party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy, or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights, remedies, or privileges hereunder.

     19.9   EXERCISE OF RIGHTS

            No failure or delay on the part of a party in exercising any right, power, or privilege hereunder and no course of dealing between the parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which a party would otherwise have at law or in equity or otherwise.

     19.10  BINDING EFFECT

            Subject to the provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

     19.11  ASSIGNMENT

            This Agreement shall not be assigned by either party without the prior written consent of the other party; provided, however, that the Sponsor may assign this Agreement upon a merger or sale of all or substantially all of the Sponsor's assets to the Sponsor's successor in business if such assignment is approved by the University, such approval not to be unreasonably withheld. Notwithstanding the foregoing, no assignment of this Agreement shall be valid unless and until the Sponsor and the proposed assignee sign and deliver to the University a written agreement, reasonably satisfactory to the University, pursuant to which such assignee assumes and agrees to be fully responsible for all obligations and liabilities of the Sponsor under this Agreement.

     19.12  ENTIRE AGREEMENT

            This Agreement and the License Agreement (including all exhibits and appendices to each such agreement) and the Crystal Appointment Letter contain the entire agreement between the parties with respect to the arrangements contemplated hereby and thereby and supersede any and all prior understandings or agreements between the parties with respect to such arrangements; provided, the terms of the Material Transfer Agreement shall not be amended or effected in any way by the execution of this Agreement or the License Agreement. No amendments or changes to this Agreement shall be effective unless made in writing and signed by the Dean of the Medical College and authorized representatives of the Sponsor. All correspondence regarding terms of this Agreement shall be sent as specified in Section 19.6.

     19.13  PRONOUNS

            All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identity of the person or entity may require.

     19.14  HEADINGS

            Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction of scope of any of the provisions hereof.

     19.15  GOVERNING LAW

            This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York (but not including the choice of law rules thereof).

     19.16  NONDISCRIMINATION

            The University and the Sponsor shall not discriminate against any employee or applicant for employment because of race, religion, national origin, sex, age, or physical limitation.

     19.17  EXECUTION IN COUNTERPARTS

            This Agreement may be executed in as many fully executed counterparts as may be convenient.

          IN WITNESS WHEREOF, the parties and persons named below have executed this Agreement, or caused this Agreement to be executed on their behalf, as of the date first set forth above.

GENVEC, INC.                             CORNELL UNIVERSITY, FOR ITS MEDICAL
                                         COLLEGE


--------------------------------         ------------------------------------
By:  Paul Fischer, Ph.D.                 By:
     President


Acknowledged and agreed as to roles
as Principal INVESTIGATORS:


--------------------------------
Ronald G. Crystal, M.D.

Chairman of the Department of Medicine of the Medical College


--------------------------------
By:  Ralph L. Nachman, M.D.

                            APPENDIX 1: DEFINITIONS

     As used in this Agreement, the capitalized terms set forth below shall have forth below shall have the meanings set forth below:

TERM                                    DEFINITION
----                                    ----------
Biological Research Material:           Shall mean any protein, gene, gene
                                        vector, plasmid or other construct,
                                        cell line, hybridoma, antibody or
                                        other similar biological materials or
                                        derivatives or analogs thereof,
                                        created by employees of Cornell
                                        University and arising out of the
                                        Sponsored Research (except to the
                                        extent such biological material is
                                        subject to the Material Transfer
                                        Agreement).

Chairman:                               The Chairman or acting Chairman of
                                        the Department of Medicine of the
                                        Medical College of the University
                                        (currently Dr. Nachman).

Crystal Appointment Letter:             The letter agreement dated December
                                        30, 1992 between the University and
                                        Dr. Crystal relating to the
                                        appointment of Dr. Crystal to the
                                        Medical College faculty and certain
                                        other matters   (including Appendix A
                                        to such letter, but not including the
                                        Memorandum setting forth material
                                        terms as mutually proposed between
                                        the Sponsor and the University with
                                        respect to the proposed Sponsored
                                        Research Agreement and Exclusive
                                        License Agreement).

Dr. Crystal:                            Ronald G. Crystal, M.D., in his
                                        capacity as a Professor of Medicine
                                        at the Medical College, a paid
                                        consultant and an equity holder of
                                        the Sponsor and Chairman of the
                                        Sponsor's Scientific Advisory Board.
                                        For purposes of this Agreement, Dr.
                                        Crystal shall be deemed to be an
                                        employee of the University and shall
                                        not be deemed to be an employee of
                                        the Sponsor.

Dr. Nachman:                            Ralph L. Nachman, M.D., in his
                                        current capacity as Chairman of the
                                        Department of Medicine of the Medical
                                        College.

Foundation:                             A wholly owned subsidiary of the
                                        University, which (among other
                                        things) holds ownership interests of
                                        biological materials and patents
                                        issued on inventions made by the
                                        University's staff and administers
                                        licenses in a manner consistent with
                                        the University's Patent Policy.

Gene Therapy:                           The introduction of nucleic acid into
                                        a person with the purpose of
                                        modifying the functions or behaviors
                                        of cells of the human body, either by
                                        ex vivo introduction of nucleic acid
                                        -------
                                        into cells, which cells are later
                                        introduced into such person's body,
                                        or by in vivo introduction of nucleic
                                              -------
                                        acid into the person's body, to be
                                        incorporated into cells of such
                                        person (nucleic acid being any
                                        composition of matter that includes two
                                        or more covalently joined nucleotides
                                        and/or variants thereof, including,
                                        without limitation, variants of the
                                        phosphate, ribose sugar and/or
                                        heterocyclic base portions thereof,
                                        provided that such nucleotides and
                                        variants comprise a substantial
                                        component of such composition of
                                        matter).

Laws: All applicable federal, state, local, and foreign government laws, rules, regulations, policies, and guidelines (including, without limitation, those of the U.S. Department of Health and Human Services).

License Agreement:                      The certain Amended and Restated License
                                        Agreement entered into as of March __,
                                        1998 between the Foundation and the
                                        Sponsor.

Material Transfer Agreement:            The certain Material Transfer Agreement
                                        entered into as of December 19, 1996
                                        between the Medical Center and Sponsor.

Medical College:                        The Cornell University Medical
                                        College.

Principal Investigators:                Dr. Crystal and the Chairman,
                                        jointly, in their capacity as joint
                                        principal investigators with respect
                                        to the Sponsored Research.

Securities Laws:                        Applicable federal and state
                                        securities laws, rules, and
                                        regulations.

Sponsor Materials:                      Any drugs, chemicals, and other
                                        materials or compositions of matter
                                        supplied by the Sponsor in
                                        connection with the Sponsored
                                        Research.

Sponsor: GenVec, Inc., and its successors and permitted assigns pursuant to the terms of this Agreement.

Sponsor Payments:                       The aggregate amount paid or to be paid
                                        by the Sponsor in connection with the
                                        Sponsored Research, in an amount not to
                                        exceed Five Million Seven Hundred
                                        Thousand dollars ($5,700,000.00)
                                        (subject to adjustment as set forth in
                                        the Agreement), payable over four years
                                        from the date of this Agreement, as is
                                        more fully set forth in Exhibit B
                                                                ---------
                                        hereto.

Sponsored Research:                     The Gene Therapy research funded, in
                                        whole or in part, by the Sponsor, or as
                                        to which the parties hereafter may agree in writing as being included in the definition of "Sponsored Research" hereunder, to be conducted by the University under the joint supervision of Dr. Crystal and the Chairman (or other University designee) in accordance with Section 3, and the other terms of this Agreement and with University
                                        Policies (it being understood that the
                                        Sponsor shall be promptly notified of
                                        any change in University policies that
                                        will alter the Sponsored Research).

Sponsored Research Intellectual         Individually and collectively, all
Property Rights:                        patent applications, patents, and
                                        patentable discoveries and inventions
                                        arising, in whole or in part, out of the Sponsored Research that are first conceived or discovered and/or reduced to practice (i) by one or more employees of the University, or (ii) jointly by one or more employees of the University and by one or more employees of the Sponsor, or (iii) by one or more inventors not employed in Dr. Crystal's laboratory (if funds from Sponsor
                                        Payments have been directly utilized to
                                        make such invention), and all Biological
                                        Research Materials and Technical
                                        Information. The parties expect that due to the level of Sponsor Payments provided by the Sponsor all Gene Therapy inventions first conceived or discovered and/or reduced to practice in Dr.
                                        Crystal's laboratory will fall within
                                        the definition of "Sponsored Research
                                        Intellectual Property Rights." Neither
                                        this definition, nor any other provision of this Agreement or the License
                                        Agreement, shall give the Sponsor any
                                        rights in any patent application,
                                        patent, patentable discovery or
                                        invention first conceived or discovered
                                        and/or reduced to practice except as
                                        described above, or directly or
                                        indirectly related to or arising out of
                                        Dr. Crystal's duties and
                                        responsibilities for Medical College
                                        programs outside Dr. Crystal's
                                        laboratory including the CUMC gene
                                        therapy core (provided no Sponsor
                                        Payments are used in connection with
                                        such activities); provided, however,
                                        that the foregoing shall not affect the
                                        Sponsor's right, pursuant to Article II
                                        of the License Agreement, to have an
                                        opportunity to negotiate with a third-
                                        party joint inventor who is a University employee without prior Sponsor obligations.

Technical Information:                  Has the meaning given such term in
                                        the License Agreement.

University:                             Cornell University, a not-for-profit
                                        educational institution having corporate powers under the laws of the State of New York.

University Policies:                    University policies, as in effect and as
                                        they may be modified from time to time,
                                        including (without limitation) the
                                        specific requirements and conditions
                                        contained in the Crystal Appointment
                                        Letter and Appendix A thereto,
                                        appointment and promotion policies, the
                                        Faculty Practice Plan Policies and
                                        Administrative Procedures, and
                                        University patent, conflict, consulting, and other policies.

              EXHIBIT B:  PAYMENT SCHEDULE AND PRELIMINARY BUDGET

PAYMENT SCHEDULE

The Sponsor Payments to be made pursuant to Section 5 of the Prior Sponsored Research Agreement and Section 5 of this Sponsored Research Agreement shall be payable as follows/1/:

                     PAYMENT AMOUNT             DUE DATE
                   ------------------        --------------
                            *

PRELIMINARY BUDGET

The parties currently expect that the University will use the Sponsor Payments to support certain aspects of the Sponsored Research, as set forth below. The parties acknowledge and agree, however, that the specified amounts and categories are preliminary estimates only and that the timing and amounts of the University's actual expenditures may differ from this preliminary budget. Notwithstanding the foregoing, however, the Sponsor shall not be required to make Sponsor Payments other than as set forth in Section 5 of the Sponsored Research Agreement and this Exhibit B. The following amounts are in thousands:

                                                                     5-YEAR
                        YEAR 1   YEAR 2   YEAR 3   YEAR 4   YEAR 5   TOTAL
                       -------- -------- -------- -------- -------- --------
Direct Costs/2/            *        *        *        *        *        *
Equipment                  *        *        *        *        *        *
Space Rental/3,3/          *        *        *        *        *        *
Indirect Costs/4/          *        *        *        *        *        *

Total/3/                   *        *        *        *        *        *

        /1/ It is understood and agreed that all payments due Cornell under the Prior Sponsored Research Agreement prior to the Effective Date of this Agreement (i.e., all payments due in the period June 1, 1993 - February 1, 1998) have been paid in full prior to the Effective Date of this Agreement.

        /2/  Includes reimbursement of a portion of the cost of *

        /3/  Calculated on the basis of *

        /4/ It is understood and agreed that all payments due to Cornell under the Prior Sponsored Research Agreement prior to the Effective Date of this Agreement (i.e., all payments due for years 1-5, which represent the period June 1, 1993 - February 1, 1998) have been paid in full prior to the Effective Date of this Agreement. Any unexpended amounts of such funding shall be carried over and used under this Agreement.

                                                            4-YEAR
                                                           EXTENSION
                        YEAR 6   YEAR 7   YEAR 8   YEAR 9    TOTAL
                       -------- -------- -------- -------- ---------
Direct Costs/
 Equipment/5/              *        *        *        *        *
Space Rental/
 Indirect Costs/4/         *        *        *        *        *

Total/3/                   *        *        *        *        *

---------------------
        /5/   Space Rental/Indirect Costs will not be adjusted, either upward or downward, as a result of any change in anticipated mix of direct costs/equipment expenditures.

                     EXHIBIT C: MATERIAL TRANSFER AGREEMENT
                                                                      ID# 000007


                          MATERIAL TRANSFER AGREEMENT


     This MATERIAL TRANSFER AGREEMENT (the "Agreement"), made effective as of December 19, 1996 (the "Effective Date,"), is entered into by and between GenVec. Inc., having a place of business at 12111 Parklawn Drive, Rockville, Maryland 20852 ("GenVec") and the Cornell University Medical College, having, a place of business at 1300 York Avenue, New York, New York 10021 ("Recipient").

     WHEREAS, GenVec and Cornell University have previously entered into that certain Sponsored Research Agreement effective as of May 18, 1993 (the "Sponsored Research Agreement"), in connection with Gene Therapy (as defined therein), pursuant to which GenVec may supply proprietary biological materials to Cornell University for use in such sponsored research; and

     WHEREAS, Cornell University has requested that GenVec supply proprietary biological materials, and GenVec is willing to provide Cornell University with biological materials proprietary to GenVec in order to conduct research related to Gene Therapy (the "Field'), subject to the terms and conditions set forth below.

1.   Material; Research.  In consideration of the services provided by Recipient
     ------------------
     and the rights obtained by GenVec under this Agreement, GenVec agrees to provide Recipient with mutually agreed quantities of the biological materials specified on Exhibit A and biological materials the properties thereof as the parties agree to in the future or as have been previously agreed to (the 'Material") as are reasonably available for the sole purpose of allowing Recipient to undertake the Sponsored Research, as defined in the Sponsored Research Agreement (the " Sponsored Research") in the laboratories and under the supervision of Dr. Ronald G. Crystal ("Scientist"), who is each employed by Recipient. The Materials shall not be renamed (Materials which are distinct from the original, starting material may be named with a name that contains the name of the starting material).

2.   Title to Materials.  Company shall retain all title and interest in and to
     ------------------
     the Materials. The Investigator shall not imply or represent to any person that he/she is the owner of the Materials.

3.   Other Limitations.  Recipient and Scientist agree to: (i) use prudence and
     -----------------
     reasonable care in the use, handling, storage, transportation, disposition, and containment of Material, due to its experimental nature and unknown characteristics; (ii) not administer or use Material in humans or in contact with any cells or other material to be infused into humans under

                                                                      ID# 000007

     any circumstance; (iii) refrain from using Material for any commercial purpose outside of its relationship with GenVec, including, without limitation. contract research, compound library screening, production of manufacture of products for sale, or conduct research activities that may result in the sale, lease. license, or transfer of Material to any entity other than GenVec; and (iv) refrain from using Material in any research other than the Sponsored Research without first obtaining GenVec's written consent.

4.   Control of Material.  Recipient and Scientist agree to retain control over
     -------------------
     Material and not to transfer Material to any third person or entity without first obtaining GenVec's written consent. GenVec, reserves the right to distribute Material to others and use Material without restriction for its own purposes.

5.   No Warranty.  Material is being made available in order to further research
     -----------
     and understanding with respect thereto. Accordingly, MATERIAL IS BEING SUPPLIED "AS IS" WITH NO WARRANTIES EXPRESS OR IMPLIED, AND GENVEC EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Further, GenVec makes no representation that the use of Material will not infringe the proprietary rights of any third party.

6.   Confidentiality.  All oral or written Communications received by Recipient
     ---------------
     and/or Scientist relating to Material are, and shall remain, proprietary and confidential to GenVec, Provided that any oral disclosure is confirmed by a written summary thereof sent to Recipient within fifteen (15) days of such oral disclosure. Recipient and Scientist agree to hold all such information in confidence and not to disclose such information to any third party or use it for any purpose other thin to conduct the Sponsored Research, except that Recipient and Scientist shall not be required to maintain the confidentiality of information that (i) is already known to Recipient or Scientist at the time of its disclosure by GenVec, as evidenced by written records of Recipient or Scientist, (ii) has become publicly known and generally available through no wrongful act of Recipient or Scientist, or (iii) has been received by Recipient or Scientist from a third party authorized to make such disclosure, as evidenced by written records of Recipient or Scientist.

7.   Reports.  The Recipient agrees to provide periodic reports and meet with
     -------
     GenVec representatives as specified in paragraphs 11.1 and 11.2 of the Sponsored Research Agreement. The periodic and final reports, and the underlying data, results, observations. and conclusions obtained or made as a result of Recipients and scientists use of Material (individually or collectively, the "Results"), shall be the property of GenVec, and each report shall be sent to Dr. Paul Fischer, President and CEO of GenVec, or in alternate GenVec designee. In addition, Recipient shall notify GenVec promptly, but in no event take more than 30 days, of any invention. discovery, idea or concept, patentable or otherwise, conceived, reduced to practice, or otherwise developed, alone or jointly, during

                                                                      ID# 000007

     the Sponsored Research and for a period of one (1) year thereafter that incorporates or requires use of Material or that could not have been conceived, reduced to practice, or otherwise developed without access to or through the use or study of Material or conduct of the Sponsored Research (each a "Development'). Notwithstanding the above, nothing in this section shall be inconsistent with the Sponsored Research Agreement.

8.   Publications.  GenVec recognize that Recipient and Scientist may wish to
     ------------
     publish scientific articles, abstracts. or posters, or make oral presentations relating to the Sponsored Research, and Recipient and Scientist recognize that publication or other public disclosure of the Results can jeopardize proprietary rights. including patent rights, relating thereto. Therefore, Recipient agrees to provide GenVec with an advance copy of any proposed publication, oral presentation, poster or other disclosure intending to disseminate any or all of the Results at least twenty (20) days prior to submission for publication, presentation, or other disclosure. At GenVec's request, Recipient agrees to delete confidential information of GenVec, and, if requested by GenVec within such twenty (20) day period, to delay submission for publication, presentation, or other disclosure for up to an additional ten days (10) to permit the filing of one or more patent applications in respect of Developments. In accordance with scientific custom, the contribution of GenVec will be expressly noted in all written or oral public disclosures made by Recipient or Scientist which relate to the Sponsored Research or Results, by acknowledgment or co-authorship, as appropriate.

9.   Ownership: Patent Prosecution.  Recipient and Scientist hereby grant GenVec
     -----------------------------
     an exclusive, worldwide license, with the right to grant and authorize sublicenses, under all Development and related intellectual property. No additional compensation for such license shall be due Recipient other than amounts, if any, that may be due under the Sponsored Research Agreement, the Exclusive License Agreement between the Recipient and GenVec executed May 18, 1993 and the Exclusive License Agreement between the Recipient and GenVec executed July 10, 1995. Title to any intellectual property will be as specified in Provision 16-1(b) of the Sponsored Research Agreement. Patent counsel shall be acceptable to GenVec.

10.  Term: Termination.  The term of this Agreement shall be the same as the
     -----------------
     Sponsored Research Agreement, unless modified by mutual written agreement, except that either party can terminate this Agreement upon breach by the other party. Within ten (10) days following completion of the Sponsored Research or termination, all unused Materials shall, at GenVec's sole option, be (i) returned to GenVec, or (ii) destroyed with written certification of such destruction provided to GenVec. Any right or obligation which accrues hereunder prior to the effective date of expiration or termination shall survive such expiration or termination, as will Sections 4-10, and 1 4.

                                                                      ID# 000007

11.  Notice.  Any notice to be given pursuant to this Agreement shall be made
     ------
     and deemed effective as provided for in paragraph 19.6 of the Sponsored Research Agreement. In addition. for notice to GenVec, Recipient agrees to use the address first listed above in this Agreement, or such other address as may be designated in writing by GenVec, and also provide a copy to Vice President, Corporate Development.

12.  Relationship.  The relationship created by this Agreement between GenVec
     ------------
     and Recipient shall be that of independent contractors without the authority given to either party to bind of act as agent for the other or its employees for any purpose.

13.  Publicity.  Neither party shall use the name of the other in any public
     ---------
     announcement, publicity, or advertising with respect to the subject matter of this Agreement, except as provided in Section 7. without the prior written approval of the other party, unless reasonably necessary to comply with applicable government law or regulation. Any publicity shall not be inconsistent with Section 9 of the Sponsored Research Agreement.

14.  Warranties.  GenVec and Recipient each warrant and represent that it has
     ----------
     the right to enter into this Agreement and that the terms of this Agreement are not inconsistent with other contractual obligations, express or implied, which it now has or will have during the term of this Agreement. Recipient further warrants and represents that it and Scientist will comply with all applicable government laws, regulations, and rules. including guidelines for work with recombinant UNA. and that Material will be used solely for in vitro research investigations or administration to laboratory animals.

15.  No Implied Licenses.  Except as expressly provided herein, GenVec does
     -------------------
     not, by implication or otherwise, grant to Recipient any license or other right with respect to Material, Developments, Results, or any intellectual property relating to any of the foregoing.

16.  Assignment.  Recipient may not assign its interest in this Agreement
     ----------
     without the prior written consent of GenVec. GenVec may assign its interest in this Agreement and its rights hereunder.

17.  Governing Law.  This Agreement is to be governed by and interpreted in
     -------------
     accordance with the laws of the state of New York (but not including the choice of law rules thereof).

18.  Understanding.  This Agreement and Exhibits A set forth the entire
     -------------
     agreement between the parties with respect to the subject matter contained herein and supersedes any previous understandings, commitments, or agreements, whether oral or written, with respect to this subject matter. The parties may, from time to time during the term of this Agreement, modify of amend any of the provisions hereof only by an instrument duly executed by both of the parties.

                                                                      ID# 000007

     IN WITNESS WHEREOF, duly authorized representatives of GenVec and Recipient have executed duplicate originals of this Agreement, and each original, alone or in combination with the other, shall constitute one and the same instrument.

GENVEC, INC.                                 Cornell University Medical College



By:                                          By:
   ------------------------------               --------------------------------

Name (print):                                Name (print):
             --------------------                         ----------------------

Title:                                       Title:
      ---------------------------                  -----------------------------

Date:                                        Date:
     ----------------------------                 ------------------------------


                                             Acknowledgment by Scientist:


                                             -----------------------------------

                                             By:
                                                --------------------------------

                                             Date:
                                                  ------------------------------

                                                                      ID# 000007

                                   EXHIBIT A
                                   ---------

                                    MATERIAL

For purposes of this Agreement, "Material' shall mean:

     *
     d.   biological materials the parties agree to in the future;
     e. any derivative, progeny, modification, or improvement of any of the biological materials listed in parts (a) through (d) above conceived, reduced to practice, or otherwise developed by or on behalf of Recipient;
     f. any mixture or combination of (a) through (e) above and other substances.
     g. any improvement of the biological materials listed in parts (a) through (e) above conceived, reduced to practice, or otherwise developed by or on behalf of Recipient which is not within the scope of part (f) above; and
     h. any other substance conceived, reduced to practice, or otherwise developed by or on behalf of Recipient through use of any of the foregoing.

                                                         PERSONAL & CONFIDENTIAL
                                                         -----------------------

                                                         December 30, 1992

Ronald G. Crystal, M.D.
13712 Cana Vista Court
Potomac, Maryland 20854

Dear Ron:

     In accordance with our conversations, and upon your acceptance of the terms and conditions contained herein, I am please to recommend to the Dean of Cornell University Medical College ("CUMC") that you be appointed a full-time Professor of Medicine with tenure and the Bruce Webster Professor of Medicine at Cornell, and I will recommend to the President of the New York Hospital that you be appointed an Attending Physician there. I am also delighted to recommend that you be appointed to the administrative position of Chief of the Division of Pulmonary and Critical Care Medicine (the "Division") in the Department of Medicine at The New York Hospital-Cornell Medical Center ("NYH-CMC").

     Your base salary for the first academic year will be                  and
your supplemental compensation will be                       for a total
compensation of                       .  Your base salary will be paid by funds
outside the Division; however, it is expected that your supplemental compensation will be derived from funds generated by the Division. Any grant funds generated for your salary will be used to offset the departmental commitment for your base salary.

     Because you will provide clinical care services to patients, you are required to participate in the CUMC Faculty Practice Plan. A copy of the Faculty Practice Plan Policy and Administrative Procedures is available through the FPP Office. I recommend that you read this document and have any questions answered. Because you will have a guaranteed salary, Faculty Practice Plan policies have been modified with respect to you so that clinical income generated as a result of service provided by you will not be available to you should your employment terminate.

     You will be entitled to the fringe benefits generally applicable to the faculty. Should you have specific questions regarding health or life insurance coverage, pension plans, flexible benefits, or other benefits, the Benefits Office at Cornell University can provide you with additional information.

     The Department of Medicine (the "Department") will also provide an additional compensation payment in an amount equal to the bonus you must return to the Federal Government as a result of your departure. This amount will be provided to you in the manner and time frame required by the Public Health Service.

     The Department will also provide a one-time payment of           for
expenses related to the creation of a household in New York.

     Approximately 4000 square feet of research and office space initially will be provided to you at MYH-CMC. This research suite will be renovated and equipment will be supplied per your specifications, and it is expected that the costs of these renovations and equipment will be funded, in part, by GenVec, Inc. Within approximately two years of your employment at CUMC, an additional 2000 square feet of research space will be made available at MYH-CMC. Further, approximately 4500 square feet will be provided for clinical administrative activities. Additional research space and approximately six clinical beds may be provided at Rockefeller, which would be arranged by Dr. Jules Hirsch. Should these beds and/or research space become unavailable at Rockefeller University, I will attempt to replace them at Cornell. Space allocations may be reviewed in the future, depending on available funding and your and CUMC's needs.

     Financial support of up to $3,000,000 (in aggregate) will be provided to the Division for a total of up to three years for the direct costs of junior faculty, salaries, supplies, technical support, and the renovation and equipment described in the previous paragraph. After that time, it is expected that the Division will be self-supporting.

     Compliance with the CUMC appointment and promotion policies, the Faculty Practice Plan Policies and Administrative Procedures, and Cornell University patent, conflict, consulting, and other policies (including, without limitation, the specific requirements and conditions, attached hereto as Appendix A, relating to your arrangements with GenVec, Inc. in the event that CUMC and GenVec, Inc. have entered into a sponsored research agreement), as these policies and procedures are in effect and as they may be modified from time to time (collectively, "University Policies"), is a condition of employment.

     Your major responsibilities will be those associated with the customary functions and duties as Chief of the Division of Pulmonary and Critical Care Medicine. As part of those responsibilities, you will undertake, to expand the Division's clinical services, revitalize and develop the fellowship program, provide significant involvement of the Division in medical student and residency training, and develop the research capabilities of the Division.

     Although it is anticipated that you may, from time to time, engage in outside activities related to your research, you have acknowledged that (1) you are a full-time employee of CUMC, and CUMC is your primary employer, and (2) University, local, state and federal laws, rules, policies, guidelines, and regulations which relate directly or indirectly to agreements of this type supersede this arrangement. In making this offer, Cornell acknowledges that it anticipates that you will be an equity holder, and a paid consultant (as chairman of the Scientific Advisory Board) of GenVec, Inc., all subject to the restrictions and conditions set forth in University Policies.

     If you find this arrangement acceptable, please indicate your agreement either by return letter or by signing the enclosed copy of this letter and returning it to me. I will then begin the process of collecting and submitting your appointment papers for University approval.

     I look forward to having you join us at Cornell.

                         Sincerely,



                         Ralph L. Nachman, M.D.


(Appendix A attached)

Approved:

                                                AGREED:
--------------------------------
Robert Michels, M.D.
Dean, Cornell University Medical College        ------------------------------
                                                Ronald G. Crystal, M.D.

Approved:

                                                ------------------------------
                                                Date


--------------------------------
Davie B. Skinner, M.D.
President, The New York Hospital

                     APPENDIX A TO DECEMBER 30, 1992 LETTER
               FROM DR. RALPH L. NACHMAN TO DR. RONALD G. CRYSTAL


Set forth below are certain requirements and conditions with respect to the proposed relationships among Cornell University for its Medical College ("CUMC"), and Dr. Ronald G. Crystal ("Dr. Crystal"), and GenVec, Inc. ("GenVec"). As used herein, "GenVec" shall include GenVec and its affiliates, successors, and assigns.

1.   General
     -------

     A. There shall be no financial payments, commitments, arrangements or understandings between GenVec and Dr. Crystal or his family (including his spouse, parents, siblings, children, and any other blood relative if the latter resides in the same household with Dr. Crystal) (collectively, his "Family", and neither Dr. Crystal nor his Family shall have any debt or equity holdings in or with respect to GenVec expect to the extent specifically permitted by this Appendix A.

     B. An Oversight Committee shall be established by the Dean of CUMC, and this Committee shall be empowered to undertake the responsibilities, and shall have the full authority, described in Section II below.

     C. By accepting employment with CUMC, Dr. Crystal acknowledges that he is a full-time employee of CUMC, that CUMC is his primary employer, and that his relationship with GenVec is superseded by the terms and conditions of his offer of employment from CUMC and all CUMC appointment and promotion policies, the Faculty Practice Plan policies and administrative procedures, and Cornell University patent, conflict, consulting, and other policies (including, without limitations, the specific requirements and conditions set forth in this Appendix A), as these policies and procedures are in effect and as they may be modified from time to time (collectively, "University Policies").

     D. By accepting employment with CUMC, Dr. Crystal represents that his proposed arrangement with GenVec is consistent with the Department of Health and Human Services and any other pertinent federal, state, and local government (collectively herein "HHS"), laws, rules, regulations, policies, and guidelines (collectively, "Laws"). Dr. Crystal (and, as it deems appropriate, CUMC) will notify HHS of the full extent of the arrangements, including any patent applications, and Dr. Crystal shall advise CUMC of any HHS questions, concerns, or objections (collectively, "Questions") to the arrangements as soon as Dr. Crystal learns of any such Questions. CUMC may attempt to obtain from HHS acknowledgment that the arrangements are acceptable and, if Questions are raised, CUMC may amend the arrangements as they apply to Dr. Crystal and his relationship with GenVec. By accepting employment with CUMC, Dr. Crystal agrees that the terms and conditions set forth in this Appendix A may be amended to the extent CUMC reasonably determines to be necessary or appropriate to respond to HHS Questions or otherwise to comply with applicable Laws.

     E. Candidates for Ph.D. or Masters degrees shall not be assigned to GenVec-sponsored research.

     F. Dr. Crystal will promptly provide the Chairman of the Department of Medicine and the Oversight Committee with full written disclosure (including, without limitation, copies of any relevant agreements) of each of his and his family's financial and other ties to and arrangements with GenVec, whether direct or indirect (e.g., through employment in companies that provide services to GenVec).

     G. Dr. Crystal will abide by any changes in federal and state government conflict of interest and other Laws. GenVec shall enter into an agreement with CUMC reasonably satisfactory to CUMC to provide to safeguards for CUMC (through "bailout" procedures) so that, if applicable Laws, in the judgment of CUMC, warrant changes in the arrangements with Dr. Crystal, CUMC will not be responsible for administrative expenses and financial losses.

     H. GenVec will be obligated under a sponsored research agreement reasonably acceptable to CUMC to provide CUMC (for use with respect to Dr. Crystal's research) with $9 million over five years. The agreement between CUMC and GenVec will provide for a review by CUMC not later than two years from the first date of Dr. Crystal's employment with CUMC pursuant to which CUMC may determine, in its discretion, whether to terminate the agreement before the end of the five-year term.

     I. The nature of the arrangement between Dr. Crystal and GenVec will be disclosed to all members of the CUMC Division of Pulmonary and Critical Care Medicine (the "Division"), and all research in the Division will be conducted in openness, subject to the review of the Oversight Committee.

     J. Dr. Crystal's equity holdings shall be no greater than 5% of GenVec equity (determined on a fully diluted basis). His consultant commitment shall be no greater than the equivalent of one day per week and his consultant remuneration shall be no greater than $100,000 per annum.

     K. By accepting employment with CUMC, Dr. Crystal agrees that, if Laws or University Policies change in such a way that, as determined by CUMC in its reasonable discretion, these arrangements are no longer permissible or advisable (in whole or in part), Dr. Crystal shall modify his arrangements, in a manner reasonably acceptable to CUMC, in order to be in full compliance therewith.

     L. Dr. Crystal's equity in GenVec (and any equity held by or for the benefit of his Family) will be held in a trust outside of his control (in form agreeable to CUMC), and the equity can be transferred (including, without limitation, sold, given away, or pledged) only after one of the following trigger events: at any time after final FDA approval of the first product resulting from GenVec-sponsored research at Cornell; withdrawal of any IND and cessation of clinical research; upon the sale of GenVec in its entirety to an established publicly-traded corporation; if required by any HHS or other Laws; or one year after the termination of GenVec-sponsored research at Cornell.

     M. Dr. Crystal will only be permitted to do initial clinical research feasibility or Phase I studies relating to his GenVec-sponsored or related research. Phase II and III clinical trials for FDA approval must be done entirely by independent investigators.

     N. Dr. Crystal's supervisor, the Chairman of the Department of Medicine, shall be a co-principal investigator on all research proposals to GenVec.

II.  Oversight Committee. The recommendations made from time to time by an
     -------------------
     Oversight Committee if and to the extent that such recommendations are adopted by the Dean of CUMC shall be conditions of Dr. Crystal's employment at CUMC.

     A. The Oversight Committee shall consist of three or more members. All of the initially appointed members shall have been appointed by the Dean of CUMC (and shall have accepted such appointment) prior to final approval by CUMC of the arrangements among CUMC, GenVec, and Dr. Crystal. A senior faculty member from another Department at CUMC shall serve as chair of the Oversight Committee. The remaining Oversight Committee members shall include one internationally recognized senior scientist from another institution and a second individual who is scientifically expert in the subject of gene therapy.

     B. The Chairman of the Department of Medicine will meet with the Oversight Committee and report to it with respect to the operations of the Division.

     C. The Committee shall have full access to outside legal counsel to be used as deemed necessary by the Committee. The existence and availability of said outside counsel shall be made known, to all members of the Division.

     D. Members of the Oversight Committee shall serve in office for so long as the Dean of CUMC may from time to time determine.

     E. The Oversight Committee shall meet at least three times a year to review all activities in the Division. The minutes of each meeting shall be submitted to the Dean of CUMC.

     F. Dr. Crystal shall prepare annual research plans and budget justifications for the GenVec-sponsored research. These proposals shall be reviewed and approved by the Oversight Committee before CUMC may release GenVec research funds to Dr. Crystal.

     G. Dr. Crystal shall prepare progress reports not less frequently than every six months on the GenVec-funded research. These progress reports shall include complete and accurate descriptions of all such research and all doctoral scientists working on the project. The progress reports are to be reviewed by the Oversight Committee.

     H. The Oversight Committee's functions will include:

        1. Vigilance over the research operation covered by any research and licensing agreements with GenVec including, but not limited to:

           (a) Review of research proposals and grants;

           (b) Review of conduct and performance of research in progress;
               and

           (c) Review of publication patterns.

        2. Promoting and evaluating appropriate disclosure in all publications and funding applications.

        3. Evaluating periodic reports by the investigator.

        4. Reviewing the need for continued involvement in the sponsored research.

        5. Maintaining distinction in the laboratory between GenVec-sponsored and other research, and monitoring student and post-doctoral associate assignments.

        6. Monitoring compliance with CUMC academic freedom, publication, and confidentiality policies with regard to information made available to GenVec.

     J. The Oversight Committee shall be responsible for making recommendations to the Dean of CUMC to protect CUMC's interests in all dealings between or among Dr. Crystal, GenVec, and any potentially relevant third parties.

     K. The Oversight Committee may make such other recommendations to the Dean of CUMC with respect to matters related to its areas of involvement as are in its discretion appropriate.

     L. In the exercise of its functions and responsibilities, the Oversight Committee will use reasonable efforts, based on information then available to it. Dr. Crystal shall be primarily responsible (acting in consultation with the Chairman of the Department of Medicine) for supplying information necessary to enable the Oversight Committee to fulfill its functions and responsibilities as described in this Appendix A.

                                   MEMORANDUM
                                   ----------

     The purpose of this Memorandum is to set forth material terms as mutually proposed between GenVec, Inc. (the "Sponsor") and Cornell Research Foundation, Inc./Cornell University for its Medical College (the "University") with respect to the proposed Sponsored Research Agreement and accompanying Exclusive License Agreement respecting activities relating to Gene Therapy to be conducted in the University laboratory of Dr. Ronald G. Crystal ("Dr. Crystal").

A.   SPONSORED RESEARCH AGREEMENT:
     ----------------------------

     1.   Amount and Payment Schedule - $9,000,000 payable as set forth in the
          ---------------------------
budget attached hereto as Schedule A.

     2.   Scope of Research - Research in connection with gene therapy ("Gene
          -----------------
Therapy"), which is the transfer of nucleic acid to cells of the body, either in
                                                                              --
vivo or ex vivo, with the purpose of modifying the functions or behavior of
----    -------
those cells. (Nuclear acid is any composition of matter that includes two or more ribonuclectides and/or decxyribonucleotides.)

     3.   Term - Five (5) years, unless earlier terminated in the event of the
          ----
death, disability or termination of the appointment of Dr. Crystal or termination for cause as set forth in Section 15, below. In the event of any termination hereunder, (i) the non-cancelable obligations of the University will be honored by Sponsor; and (ii) Sponsor shall retain any property or exclusive license rights with respect to inventions duly disclosed prior to termination in accordance with University's prevailing policies, which include timely submission of Record of Invention forms.

     4.   Scope of Research Support - Sponsor's funds will be used over the life
          -------------------------
of the Agreement for the rental of space for Dr. Crystal's lab, the bulk of the equipment in Dr. Crystal's lab, a portion of Dr. Crystal's salary, and general research support for pre-clinical feasibility projects and clinical evaluation of Gene Therapy technology (excluding Phase II and Phase III studies), including support of other members of Dr. Crystal's laboratory, all of whom will be employees of the University.

     5.   Principal Investigator - The Principal Investigators ("PI") will be
          ----------------------
Dr. Crystal and the chairman of the Department of Medicine, who will jointly supervise the project. It is acknowledged that Dr. Crystal will be an equity holder and paid consultant of Sponsor and Chairman of its Scientific Advisory Board. Initial human feasibility trials will take place at the University, under the direction of PI, but Phase II and Phase III trials are expected to take place at independent sites under the supervision of independent investigators.

     6.   Inventions and Patents - Inventions and discoveries made during the
          ----------------------
course of the Sponsored Research and within its scope will be owned by the University, subject to an exclusive license to Sponsor, and Sponsor and the University shall jointly be involved with prosecuting all patents with respect to technology arising out of the Sponsored Research on a basis which is mutually agreeable. Disclosure of inventions shall simultaneously be made by the PI to the University and Sponsor.

     7.   Publications - PI and others involved in the Sponsored Research shall
          ------------
be free to publish papers describing developments arising out of the Sponsored Research. Sponsor shall have the ability to review any publications prior to submission in order to begin the patenting process if Sponsor deems it appropriate. Sponsor will participate in the patenting process in a timely fashion so as not to delay the publication unreasonably.

     8.   Proprietary Data and Materials Provided by Sponsor - The PI may accept
          --------------------------------------------------
from time to time proprietary data or biological materials from Sponsor for use in the Sponsored Research, subject to prevailing University policies and practices. Such proprietary data will be marked or designated in writing as confidential property of Sponsor and the University will use its best efforts to hold such data confidential.

     9.   Use of Name - Neither party will use the other's name without written
          -----------
consent, which will not unreasonably be withheld, except as required by law, including securities laws, rules and regulations. With respect to the latter, Sponsor may be required to disclose material terms of the Agreement, but will use reasonable efforts, unless the University otherwise consents, not to use the name of University.

     10.  No Solicitation Activities - Laboratory personnel, including Dr.
          --------------------------
Crystal, will not engage in solicitation of the sale of securities of Sponsor, but may participate in connection with the due diligence with potential investors and underwriters in describing the Gene Therapy research and responding to questions.

     11.  Title to Equipment and Data - Title to Equipment and research data
          ---------------------------
shall belong to the University, in a manner consistent with University policies and customs with respect thereto. Provided, however, that Sponsor shall have the right to receive copies of any related research data on reasonable request.

     12.  Use of Drugs/Chemicals - Sponsor will accept back any unused portions
          ----------------------
of drugs/chemicals supplied by Sponsor and Sponsor will indemnify the University with respect to damage caused by sue of such drugs/chemicals pursuant to Sponsor's direction. In addition, on request of the PI, Sponsor shall furnish sufficient information for each drug/chemical supplied by Sponsor, to the extent known, to permit reasonable interpretation of the results obtained in the Sponsored Research.

     13.  Acknowledgment and Undertaking by Sponsor Respecting Dr. Crystal -
          ----------------------------------------------------------------
Sponsor will acknowledge that it has been informed of the terms and conditions of the employment of Dr. Crystal at the University and Sponsor agrees that it will use reasonable care such that nothing requested by Sponsor of Dr. Crystal will violate any of the duties or obligations of Dr. Crystal to the University. Nothing in those Agreements will impair the rights of the University or the PI to determine the nature and scope of Sponsored Research, or Dr. Crystal's other research at the University, in a manner consistent with University policy. The University undertakes to notify Sponsor of any changes in the terms and conditions of Dr. Crystal's employment material to Sponsor, in the University's reasonable judgment.

     14.  Enforcement of University Rules - The University will agree to use its
          -------------------------------
best efforts to enforce observance by all University personnel engaged in the Sponsored Research with respect to the University Patent Policy, and rules for disclosure respecting ownership of biological materials obtained in connection with the Sponsored Research from others, and all other pertinent University rules and regulations impacting on the entitlements of Sponsor.

     15.  Termination for Cause.  Either party hereto shall have the right to
          ---------------------
terminate the Agreement in the event that (i) in the reasonable judgment of the terminating party termination is necessitated by reason of a change in prevailing laws, regulation or government rules, guidelines or policies relating thereto (provided that GenVec will not use as a ground of termination such a change which could be cured by a revision of Dr. Crystal's relationship with GenVec) or (ii) the terminating party has a reasonable basis to believe that the other party has engaged in unlawful, unethical or seriously inappropriate conduct such that continued performance of the Agreement would affront significant legitimate interests of the terminating party. In the event of any disagreement by the terminated party with respect to the reasonableness of the alleged grounds for termination under this paragraph, the disagreement will be resolved by a mutually agreeable third party arbitrator.

B.   LICENSE AGREEMENT.
     -----------------

     1.   Scope of Exclusive License - As stated above with respect to the
          --------------------------
Sponsored Research, it is anticipated that funding provided by Sponsor will be utilized to support, at least in part, all activities in Dr. Crystal's laboratory, including but not limited to funding for personnel, space and equipment. It is anticipated, therefore, that all Gene Therapy discoveries made in that laboratory during the term of this Agreement will utilize such funding. Accordingly, it is anticipated that Sponsor will obtain exclusive rights to all such Gene Therapy technology (subject only to prevailing U.S. government rights with respect to ownership of intellectual property derived in the course of federally sponsored research) at a royalty rate of between * of net sales, depending on the inherent value of the Technology and limited in the case of the Cystic Fibrosis field by royalty burdens to other parties.

     2.   University conduct - The University agrees that it will not knowingly
          ------------------
take any actions inconsistent with the exclusive licensing arrangements outlined above and the University will make reasonable efforts with respect to observance of University rules by personnel engaged in the laboratory.

     3.   Right to Sublicense.  Sponsor shall have the right to sublicense to
          -------------------
third parties, with the written consent of the University. Sponsor shall make all reasonable efforts to insure that sublicensees perform the terms and conditions of the License Agreement beneficial to the University.

     4.   Minimum Royalties - Beginning with the filing of the first patent
          -----------------
application with respect to a Gene Therapy discovery licensed to Sponsor, it will pay a minimum royalty of * per year thereafter for each such discovery up to a maximum for all discoveries of * per annum and discussion will be held with respect to credit being given for any uncredited portions of minimum royalties for prior years.

     5.   Limited Renegotiation Rights for Royalty Rates if Required Under Tax
          --------------------------------------------------------------------
Reform Act of 186 ("TEFRA") - Sponsor and the University have determined that
---------------------------
the royalty range and criteria as set forth above are fair and competitive with respect to the all reasonably conceivable discoveries to arise out of the Sponsored Research. In the unanticipated event that inventions arise which are not reasonably conceivable such that any renegotiation is required under TEFRA, acceptable procedures have been worked out for such renegotiation process consistent with provisions set forth in the University's draft License Agreement submitted to Sponsor.

     6.   Patent Infringement Actions - University shall determine initially
          ---------------------------
whether or not to prosecute patent infringement actions, subject to Sponsor's right to join and participate in the litigation.

     7.   Arbitration of Disputes - All disputes under the License Agreement
          -----------------------
will be resolved through Arbitration, including any disagreement with respect to specific royalty rate within the agreed upon range.

     8.   Patent License Provisions - The Agreement will include mutually
          -------------------------
agreeable provisions respecting intellectual property protection, accounting for royalty payments, exercise by Sponsor of efforts respecting commercialization of licensed products and the like.

     9.   Termination.  The grounds for termination of the License Agreement and
          -----------
the rights of the parties after termination, will be co-extensive with those under the Sponsored Research Agreement.

C.   EFFECT OF THIS MEMORANDUM
     -------------------------

     Execution of this Memorandum by the parties will not give rise to a binding legal agreement but will form the basis for preparation of Agreements incorporating the terms hereof together with representations, warranties, conditions, indemnification rights and other provisions that the parties elect to include.

                    CORNELL UNIVERSITY FOR ITS MEDICAL COLLEGE


                    By:
                       -----------------------------

                    CORNELL RESEARCH FOUNDATION, INC.


                    By:
                       -----------------------------


                    GENVEC, INC.


                    By:
                       -----------------------------


ACKNOWLEDGED:


------------------------------
Dr. Ronald G. Crystal


------------------------------
Dr. Ralph L. Nachman

                                   SCHEDULE A


Proposed GenVec Sponsored Research
----------------------------------

                                           Year 1    Year 2    Year 3    Year 4    Year 5    5 Year Total
1  Direct Costs                               261     1,011      636       636       636         3,180

2  Equipment                                2,000       500       500      500       500         4,000

3  Space rental (5,800 sq ft. x 840 sq.       152       152       152      152       152           750
   ft)

4  Indirect cost (33 1/3%)                     87       337       212      212       212         1,060
                                            -----     -----     -----    -----     -----         -----
     Total                                  2,500     2,000     1,500    1,500     1,500         9,000


1 A very small portion of direct costs will go to support Ron Crystal's salary and related fringe benefit costs

2    Money will be         from direct costs if equipment and renovation actual
                   -------
     costs are higher than the above estimates

3 As charged by New York Hospital if in New York Hospital space or Cornell costs is in Cornell space

4 Non facility component of federal indirect cost rate as negotiated annually; applicable to direct cost (Line 1) only